Exhibit (E)(29)

GENERAL GUARANTEE

TO: COMERICA BANK

     THIS GENERAL GUARANTEE (“GUARANTEE”), dated February 1, 2005 is made by Victor and Hannah Zaccaglin Trust dated Much 20, 1992 (the “Guarantor”), in favor of COMERICA BANK (the “Bank”), and is executed pursuant to the loan agreement dated as of the date of this GUARANTEE between the Bank and Drake Development, LLC, a California limited liability company (the “Borrower”) (such loan agreement, as it may from time to time be supplemented, modified and amended, being referred to in this GUARANTEE as the “Agreement”), the provisions of which are incorporated in this GUARANTEE by reference. The Agreement provides, among other things, for rules of construction which apply to this GUARANTEE. Capitalized terms used in this GUARANTEE and not otherwise defined are used with the meanings set forth in the Agreement.

     Subject to the terms and conditions set forth in the Agreement, the Bank has agreed to make a loan to the Borrower in the amount of Twelve Million Five Hundred Thousand And No/100 Dollars ($12,500,000.00) (the “Loan”) to finance the real estate or real estate project of the Borrower known as Moreno Valley Ranchos (the “Project”). The Loan will be secured by a Trust Deed executed by the Borrower with respect to the Project. As a condition of the obligation of the Bank to make the Loan, the Guarantor is required to execute and deliver to the Bank this GUARANTEE.

     To induce the Bank to make the Loan and for other valuable consideration, the Guarantor agrees as follows:

     1. Guaranteed Obligations. The Guarantor absolutely and unconditionally guarantees the punctual and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the following (the “Guaranteed Obligations”):

          (a) all present and future indebtedness evidenced by the Note dated the date of this GUARANTEE in the face principal amount of Twelve Million Five Hundred Thousand And No/100 Dollars ($12,500,000.00) executed by the Borrower in favor of the Bank, including principal, interest and all other amounts payable under the terms of the Note; and

          (b) all other present and future obligations of the Borrower to the Bank under the Loan Documents (including any Environmental Indemnity executed by the Borrower in favor of the Bank); in each case as such indebtedness and other obligations may from time to time be supplemented, modified, amended, renewed and extended, whether evidenced by new or additional Documents or resulting in a change in the interest rate on any indebtedness or otherwise. Upon the occurrence of any Event of Default, all Guaranteed Obligations shall, at the option of the Bank, immediately become due and payable by the Guarantor without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Guarantor, and irrespective of whether any Guaranteed Obligations have then become due and payable by the Borrower or any other Loan Party (each of the Borrower and any other Loan Party other than the Guarantor being referred to in this GUARANTEE as an “other Loan Party”).

     2. Nature of GUARANTEE. This GUARANTEE is a GUARANTEE of payment and performance and not of collection, is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, including (a) interest and other Guaranteed Obligations arising or accruing after bankruptcy of any Loan Party or any sale or other disposition of any security for this GUARANTEE or for the obligations of any other Loan Party (any such security being referred to in this GUARANTEE as the “Security”), and (b) any Guaranteed Obligations that survive repayment of the Loan. This GUARANTEE and any Security for this GUARANTEE shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any Guaranteed Obligations is rescinded or must otherwise be returned by the Bank or any other Person upon the bankruptcy, insolvency or reorganization of any Loan Party or otherwise, all as though such payment or performance had not occurred. The Guarantor shall have no authority to revoke this GUARANTEE, but if any such revocation shall be deemed to have occurred by operation of law or otherwise, the provisions of this GUARANTEE shall continue to apply notwithstanding such revocation.

     3 Obligations Independent. The obligations of the Guarantor under this GUARANTEE are independent of the obligations of any other Loan Party under the Loan Documents (such obligations of any other Loan Party, including the Borrower’s obligations in respect of the Guaranteed Obligations, being referred to in this GUARANTEE as the “Other Obligations”) and any Security, and the enforceability of any Security for this GUARANTEE is likewise independent of any such Other Obligations and any other Security. The Bank may bring action against the Guarantor and otherwise enforce this GUARANTEE or any Security for this GUARANTEE without bringing action against any other Loan Party or joining any other Loan Party in any action against the Guarantor, and otherwise independently of any other Remedy that may be available to the Bank at any time with respect to any Other Obligations or Security. The Guarantor waives any right to require the Bank at any time to proceed against any other Loan Party, apply any Security or otherwise enforce, proceed against or exhaust any Other Obligations or Security or pursue any other Remedy in the Bank’s power.

     4. Action with Respect to Other Obligations or Security. The Guarantor authorizes the Bank, without notice or demand and without affecting its liability under or the enforceability of this GUARANTEE or any Security for this GUARANTEE, from time to time to:

          (a) supplement, modify, amend, renew, extend, accept partial payments or performance on or otherwise change the time, manner or place of payment or performance or the interest rate or other terms or the amount of, or release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer or consent to the transfer of or enter into or give any other agreement, approval, waiver or consent with respect to or in exchange for any Other Obligations or Security or any of the Loan Documents;

          (b) receive and hold additional Security or guaranties;

          (c) release any other Loan Party from any personal liability with respect to any Other Obligations and participate in any bankruptcy or reorganization of any other Loan Party in such manner as the Bank may determine; and

          (d) accelerate, settle, compromise, compound, sue for, collect or otherwise liquidate, enforce or deal with any Other Obligations or Security (including judicial or nonjudicial sale or other disposition of any Security), bid and purchase at any sale or other disposition of any Security and apply any Security and any proceeds or other payments received by the Bank, in each case in such order and manner as the Bank may determine.

     5. Waiver of Defenses. The Guarantor waives any defense to the enforcement of this GUARANTEE or any Security for this GUARANTEE arising by reason of:

          (a) any present or future Laws or orders affecting the terms of, or the Bank’s Remedies with respect to, any Other Obligations or Security;

          (b) the absence or cessation of personal liability of any other Loan Party with respect to any Other Obligations;

          (c) the failure of any other Person to execute this GUARANTEE or any other GUARANTEE or agreement;

          (d) the failure of any Loan Party to properly execute any Loan Document or otherwise comply with applicable legal formalities;

          (e) the unenforceability or invalidity of any Other Obligations or Security or the lack of perfection or failure of priority or any other loss or impairment of any Security;

          (f) any discharge or release of any other Loan Party or any Other Obligations or Security or any impairment or suspension of any Remedies of the Bank, whether resulting from any act or omission of the Bank or any other Person or by operation of law or otherwise;

          (g) any bankruptcy, insolvency or reorganization of any Loan Party or any disability or other defense of any other Loan Party with respect to any Other Obligations or Security;

          (h) any failure of the Bank to disclose to the Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to the Bank (the Guarantor waiving any duty on the part of the Bank to disclose such information);

          (i) any failure of the Bank to monitor proper application of loan funds or compliance with the Loan Documents, or to preserve, insure or protect any Security or any subrogation, contribution or reimbursement rights of the Guarantor;

          (j) any application of proceeds or payments received by the Bank to obligations other than the Guaranteed Obligations; or

          (k) any other action by the Bank whether authorized by Section 4 or otherwise, or any omission by the Bank or other failure of the Bank to pursue, or any delay in pursuing, any other Remedy in the Bank’s power.

     The Guarantor further waives: (i) any defense to the recovery by the Bank against the Guarantor of any deficiency or otherwise to the enforcement of this GUARANTEE or any Security for this GUARANTEE based upon Bank’s election of any remedy against Guarantor or any other Loan Party, including, without limitation, the defense to enforcement of this GUARANTEE (the so-called “Gradsky” defense) which, absent this waiver, Guarantor would have by virtue of an election by Bank to conduct a non-judicial foreclosure sale of any real property Security for any Other Obligations, it being understood by Guarantor that any such non-judicial foreclosure sale will destroy, by operation of California Code of Civil Procedure Section 580(d), all rights of any party to a deficiency judgment against the Borrower or any other Loan Party, and, as a consequence, will destroy all rights which Guarantor would otherwise have (including, without limitation, the right of subrogation, the right of reimbursement, and the right of contribution) to proceed against the Borrower and/or any other Loan Party; (ii) any defense or benefits that may be derived from California Code of Civil Procedure Sections 580a, 580d or 726, or comparable provisions of the Laws of any other jurisdiction and all other anti-deficiency and one form of action defenses under the Laws of California and any other jurisdiction; (iii) any right to a fair value hearing under California Code of Civil Procedure Section 580a, or any other similar Law, to determine the size of any deficiency owing (for which Guarantor would be liable hereunder) following a nonjudicial foreclosure sale; (iv) any defense or benefits that may be derived from California Civil Code Sections 2808, 2809, 2810, 2819, 2845, 2849 or 2850 or comparable provisions of the Laws of any other jurisdiction, and all other suretyship defenses it would otherwise have under the Laws of California or any other jurisdiction; (v) all benefits of any statute of limitations affecting the Guarantor’s liability under or the enforcement of this GUARANTEE or any Other Obligations or Security; (vi) all setoffs and counterclaims; (vii) promptness, diligence, presentment, demand for performance and protest; (viii) notice of nonperformance, default, acceleration, protest or dishonor; (ix) except for any notice otherwise required by applicable Laws that may not be effectively waived by the Guarantor, notice of sale or other disposition of any Security; and (x) notice of acceptance of this GUARANTEE and of the existence, creation or incurring of new or additional Guaranteed Obligations, and all other notices of any kind with respect to any Other Obligations. Without limiting the foregoing, Guarantor waives all rights and defenses arising out of an election of remedies by Bank, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed the Guarantor’s rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the Code of Civil Procedure or otherwise.

     Without limiting the foregoing, or anything else contained in this GUARANTEE, Guarantor waives all rights and defenses that the Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things:

          (1) The Bank may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower; and

defend and save and hold harmless the Bank from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable fees and disbursements of the Bank’s legal counsel and the reasonable charges of the Bank’s internal legal counsel) suffered or incurred by the Bank as a result of

          (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the rights of creditors generally, or

          (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

     9. Rights of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank is authorized at any time and from time to time to the fullest extent permitted by applicable Laws, and without notice or demand, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or account of the Guarantor against any and all obligations of the Guarantor under this GUARANTEE.

     10. Financial Information. Upon request by the Bank, the Guarantor shall promptly provide to the Bank copies of requested financial statements and/or tax returns of the Guarantor. All such financial statements delivered to the Bank will be complete and correct and present fairly the financial condition of the Guarantor as of the date thereof under generally accepted accounting principles consistently applied (or such other method of preparation approved by the Bank) and will disclose all liabilities of the Guarantor that are required by the accounting method used to be reflected or reserved against, whether liquidated or unliquidated, fixed or contingent. All tax returns submitted to the Bank by the Guarantor will be true and correct to the best of the knowledge of the Guarantor. The Guarantor hereby agrees that each time a financial statement or tax return is submitted by him to the Bank, the Guarantor shall be deemed to have represented and warranted to the Bank that such financial statement or tax return complies with all of the above requirements and that since the date of such submitted financial statement there has been no material adverse change in the financial condition of the Guarantor.

     11. Waivers and Amendments. No supplement to, modification or amendment of, or waiver, consent or approval under, any provision of this GUARANTEE shall be effective unless in writing and signed by the Bank, and any waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given.

     12. Remedies. Each of the Remedies provided in this GUARANTEE is cumulative and not exclusive of, and shall not prejudice, any other Remedy provided in this GUARANTEE or by applicable Laws or under any other Loan Document. Each Remedy may be exercised from time to time as often as deemed necessary by the Bank, and in such order and manner as the Bank may determine. No failure or delay on the part of the Bank in exercising any Remedy shall operate as a waiver of such Remedy; nor shall any single or partial exercise of any Remedy preclude any other or further exercise of such Remedy or of any other Remedy. Any

Guarantor that is a married person agrees that Bank may look to all of his or her separate property and community property to satisfy his or her obligations under this GUARANTEE.

     13. Costs and Expenses. The Guarantor shall pay to the Bank on demand all costs, expenses and charges of the Bank in connection with the enforcement of or the exercise of any Remedy or any other action taken by the Bank wider or in connection with, this GUARANTEE or any Guaranteed Obligations, including the reasonable fees and disbursements of the Bank’s legal counsel and other out-of-pocket expenses, and the reasonable charges of the Bank’s internal legal counsel.

     14. Notices. All notices and other communications provided under this GUARANTEE shall be in writing and mailed or delivered to the Guarantor at the address set forth on the signature page of this GUARANTEE or at any other address in the State of California as may be designated by the Guarantor in a written notice sent to the Bank in accordance with the notice provision of the Agreement. Any notice or other communication will be effective:

          (a) if given by mail, on the earlier of receipt or the third day after deposit in the United States mails with first-class postage prepaid, or

          (b) if given by personal delivery, when delivered.

     15. Binding Agreement. This GUARANTEE shall be binding on and inure to the benefit of the Guarantor and the Bank and their respective successors and assigns, except that the Guarantor shall have no tight to assign any interest under this GUARANTEE without the prior written consent of the Bank. The Bank may from time to time assign its interest under this GUARANTEE in whole or in part without notice to or the consent of the Guarantor.

     16. Multiple Guarantors. If more than one Person signs this GUARANTEE as Guarantor, (a) the term “Guarantor” shall mean each such Person, (b) the obligations of each Guarantor shall be joint, several and independent, and (c) this GUARANTEE shall be construed and enforced as though each Guarantor executed a separate GUARANTEE on the terms set forth in this GUARANTEE.

     17. Governing Law. This GUARANTEE shall be governed by, and construed and enforced in accordance with, the Laws of California.

     18. Enforceability. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this GUARANTEE are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Bank’s consideration for making the Loan, Bank baa specifically bargained for the waiver and relinquishment by Guarantor of all such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Bank that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this GUARANTEE with the intent that this GUARANTEE and all of the informed waivers herein shall each and all be fully enforceable by Bank, and that Bank is induced to make the Loan in material reliance upon the presumed full enforceability thereof.

     19. Jury Waiver. Guarantor and Bank acknowledge that the right to trial by jury is a constitutional one, but that it may be waived. Each party, after consulting (or having had the opportunity to consult) with counsel of their choice, knowingly and voluntarily, and for their mutual benefit waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this agreement or the indebtedness.

     20. Reference Provision.

          a) The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

          b) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

          c) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

          d) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

          e) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

          f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

          g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

          h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

          i) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

“GUARANTOR”:

Victor and Hannah Zaccaglin Trust dated March 20, 1992

By      /s/ Victor Zaccaglin
          Victor Zaccaglin, Trustee

Guarantor’s Address:

13160 Mindanao Way, Suite 180
Marina del Rey, California 90292